Exhibit 99.1

Ameriprise Financial, Inc.

Ameriprise Financial Center

Minneapolis, MN  55474

News Release

Ameriprise Financial Reports

Fourth Quarter and Full Year 2009 Results

Fourth quarter 2009 net income was $237 million, or $0.90 per diluted share, on revenues of $2.3 billion

Full year 2009 net income was $722 million, or $2.95 per diluted share, on revenues of $7.8 billion

Company’s balance sheet remains strong

MINNEAPOLIS — February 3, 2010 — Ameriprise Financial, Inc. (NYSE: AMP) today reported net income of $237 million for the fourth quarter of 2009 compared to a net loss of $369 million for the fourth quarter of 2008.  Net income per diluted share for the fourth quarter of 2009 was $0.90 compared to a loss of $1.69 per share a year ago.

Fourth quarter 2009 net income was driven by increased asset-based fees from market appreciation,  net inflows in wrap accounts and Asset Management, higher income from spread products and re-engineering benefits.  Excluding the broad negative impacts of the equity and credit market dislocation from earnings in the fourth quarter of 2008, core operating earnings grew 36 percent year-over-year, driven by business growth and market improvement.

Net revenues increased 70 percent to $2.3 billion in the fourth quarter of 2009, compared to $1.3 billion in the fourth quarter of 2008 and $2.0 billion sequentially.  Excluding net realized gains/(losses) and increased loan reserves from both periods and other credit-related impacts in the fourth quarter of 2008, net revenues increased 28 percent from a year ago, primarily reflecting higher asset-based fees from net inflows and market appreciation, as well as higher investment yields and increased general account balances.

The company achieved more than $120 million in re-engineering benefits in the fourth quarter of 2009 and exceeded $400 million in re-engineering benefits for the year.  Underlying fourth quarter 2009 expenses remained well controlled.

As of December 31, 2009, the company’s excess capital position was more than $2 billion, which included approximately $1 billion for the company’s pending acquisition of Columbia Management’s long-term asset management business.  As of December 31, 2009, the company had $0.7 billion in net unrealized investment gains, reflecting the quality and diversity of its investment portfolio.  Book value per share increased to $35.82 at year-end, up from $34.97 at September 30, 2009 and $28.29 a year ago.

Return on equity for the twelve months ended December 31, 2009 was 9.3 percent, which includes the June 2009 issuance of approximately $1 billion in equity for the pending Columbia Management acquisition.

“We generated solid results in the quarter, aided by the improved market conditions and the strength of our diversified business model,” said Jim Cracchiolo, chairman and chief executive officer. “While the market environment and economy remain challenging, client activity and advisor productivity began to improve, and I am pleased with the trends in our metrics.  Our asset flows have improved considerably, with strong net inflows in wrap accounts and our asset management business.

“We continue to invest for growth, including our pending Columbia Management acquisition.  We’re making steady progress toward completing the transaction, and I remain confident that the cultural fit and complementary investment capabilities of the two organizations will create a strong asset manager.”

Fourth Quarter 2009 Highlights

•                  Owned, managed and administered assets reached $458 billion at December 31, 2009, a 23 percent increase from a year ago, primarily due to market appreciation and strong product flows.

•                  Total retail client assets increased 22 percent to $294 billion, compared to a year ago, and client retention remained strong at 93 percent.

•                  Net revenue per financial advisor increased for the fourth consecutive quarter, to $73,000, the highest level since the second quarter of 2008.

•                  Total advisors declined 4 percent year-over-year to 12,036, primarily from low-producing advisors’ inability to meet productivity requirements.  Franchise advisor retention rates remain strong, and the company recruited more than 500 experienced advisors in its branded channels during 2009.

•                  The company delivered strong hedge fund performance in 2009, primarily in Seligman portfolios, which generated a $30 million net pretax benefit in the quarter.

•                  Total managed assets reached $326 billion, an increase of 23 percent from a year ago, driven by market appreciation and solid asset flows across product lines.

•                  Wrap net inflows of $2.6 billion in the quarter and market appreciation increased total wrap assets to approximately $95 billion, a 30 percent increase compared to a year ago.

•                  Asset Management generated total net inflows of $1.4 billion in the quarter, with net inflows in both domestic and international businesses.

•                  Variable annuity net inflows were $0.4 billion in the quarter.

•                  Life insurance in force was $193 billion at the end of the fourth quarter of 2009, which was essentially flat compared to a year ago, consistent with the slow sales environment for the industry.

•                  Fourth quarter 2009 variable universal life sales, which had remained flat for the first three quarters of 2009, increased 21 percent sequentially.  Fourth quarter 2009 universal life sales more than doubled compared to the year-ago period.

•                  Ameriprise Auto & Home premiums increased 7 percent from the year-ago period, primarily due to growth in policy counts.

•                  The company expects to complete the acquisition of Columbia Management’s long-term asset management business in the spring of 2010.  Operational and financial expectations are on track.

Fourth Quarter 2009 Summary

Management provides core financial measures, which exclude certain after-tax impacts such as realized net investment gains/(losses), non-recurring integration costs and other market impacts listed below, to facilitate year-over-year comparisons and evaluate business trends.  For the non-GAAP presentation of after-tax amounts, the tax effect is calculated using the statutory tax rate of 35 percent.

Ameriprise Financial, Inc.
Fourth Quarter Summary

			%	Per Diluted Share			%
(in millions, except per share amounts, unaudited)	2009	2008	Change	2009	2008		Change
Net income (loss) attributable to Ameriprise Financial	$237	$(369)	NM	$0.90	$(1.69	)(2)	NM
Add: After-tax impacts:(1)
Investment (gains)/losses	(12)	273	NM	(0.05)	1.24		NM
Restructuring and integration charges	15	51	(71)%	0.06	0.24		(75)%
Other market impacts:
DAC and DSIC (benefits)/ charges [mean reversion]	(3)	164	NM	(0.01)	0.75		NM
Variable annuity guarantees, net of DAC and DSIC	3	57	(95)	0.01	0.26		(96)
Core operating earnings, after-tax	$240	$176	36%	$0.91	$0.80		14%

Core operating earnings per diluted share, after-tax, excluding 36 million shares issued to pre-fund the company’s acquisition				$1.06

Weighted average common shares outstanding:
Basic	258.9	218.5
Diluted	263.3	220.3

NM               Not Meaningful

(1)                         For this non-GAAP presentation, after-tax is calculated using the statutory tax rate of 35%.

(2)                         Diluted shares used in this calculation represent basic shares due to the net loss. Using actual diluted shares would result in anti-dilution.

Fourth quarter 2008 net income included broad negative impacts from the credit market dislocation as detailed above.  The net impact of these items in the fourth quarter of 2009 was immaterial.  Management believes the reported $0.90 net income per diluted share in the fourth quarter of 2009 reflected the underlying strength of the business.

In addition to the items in the table above, fourth quarter 2009 earnings included the following unusual expense items: a $12 million after-tax charge, or $0.05 per diluted share, from the final settlement of a client dispute and a $9 million after-tax charge, or $0.03 per diluted share, related to updated valuation assumptions for insurance claim reserves.

Full Year 2009 Summary

For the year, the company reported net income of $722 million, or $2.95 per diluted share, on net revenues of $7.8 billion.  This compares to a net loss of $38 million, or $0.17 per share, on net revenues of $6.9 billion in 2008.   Adjusted for extraordinary market-related impacts, as well as restructuring and integration charges, 2009 core operating earnings were $769 million, compared to $889 million for 2008.  The decline in 2009 core operating earnings was primarily due to the impact of the 22 percent decline in the daily average S&P 500 Index on fee-based revenues, lower short-term interest rates and lower client activity.  These factors were partially offset by growth in spread products, net inflows in wrap accounts and Asset Management, and expense controls.

Liquidity and Balance Sheet as of December 31, 2009

The company continued to maintain strong balance sheet fundamentals, excess capital and financial flexibility to capture additional growth opportunities.

Conservative capital management

•                  The company’s excess capital position was more than $2 billion, which included approximately $1 billion for the Columbia Management acquisition.

•                  RiverSource Life Insurance Company’s preliminary estimate of its risk based capital ratio (RBC) was more than 400 percent.

•                  The company will continue to use enterprise risk management capabilities and product hedging to anticipate and mitigate risk.  The variable annuity hedging program continued to perform well.

Substantial liquidity

•                  Cash and cash equivalents were $3.1 billion, with $0.9 billion at the holding company level and $1.8 billion in free cash.

High-quality investment portfolio

•                  The $33 billion available-for-sale portfolio remained well diversified and high quality.

•                  The company’s investment portfolio remained in a net unrealized gain position, with $0.7 billion in net unrealized gains.

•                  The total investment portfolio, including cash and cash equivalents, was $40.1 billion and remained well positioned.  Detailed information about the portfolio is available online at ir.ameriprise.com.

Conservative capital ratios

•                  The debt-to-total capital ratio was 19.5 percent. The debt-to-total capital ratio excluding non-recourse debt and with 75 percent equity credit for hybrid securities was 14.5 percent.

Ameriprise Financial, Inc.

Consolidated Income Statements

	Quarter Ended December 31,
(in millions, unaudited)	2009	2008	% Change
Revenues
Management and financial advice fees	$855	$607	41%
Distribution fees	391	334	17
Net investment income (loss)	535	(32)	NM
Premiums	287	271	6
Other revenues	229	202	13
Total revenues	2,297	1,382	66
Banking and deposit interest expense	28	47	(40)
Total net revenues	2,269	1,335	70

Expenses
Distribution expenses	504	413	22
Interest credited to fixed accounts	229	203	13
Benefits, claims, losses and settlement expenses	349	331	5
Amortization of deferred acquisition costs	120	395	(70)
Interest and debt expense	28	28	—
General and administrative expense	708	636	11
Total expenses	1,938	2,006	(3)%
Pretax income (loss)	331	(671)	NM
Income tax provision (benefit)	57	(272)	NM

Net income (loss)	274	(399)	NM
Less: Net income (loss) attributable to noncontrolling interest	37	(30)	NM
Net income (loss) attributable to Ameriprise Financial	$237	$(369)	NM

NM               Not Meaningful

The consolidated GAAP to Core reconciliation is on page 13 of this news release.

Fourth Quarter 2009 Consolidated Results

The company reported net income of $237 million for the fourth quarter of 2009 compared to a net loss of $369 million for the fourth quarter of 2008.  Fourth quarter 2009 net earnings were driven by increased asset-based fees from market appreciation, net inflows in wrap accounts and Asset Management, higher income from spread products and re-engineering benefits.  Excluding the broad negative impacts of the equity and credit market dislocation in the fourth quarter of 2008, core operating earnings grew 36 percent, driven by strong underlying business growth.

Revenues

Total net revenues increased 70 percent, or $934 million, to $2.3 billion, compared to a year ago.  The fourth quarter of 2008 included $420 million in pre-tax realized net investment losses.  Core net revenues increased $496 million, or 28 percent, to $2.3 billion, reflecting growth in spread products and yields, higher asset-based fees due to growth in assets from market appreciation, net inflows and strong hedge fund performance.

Management and financial advice fees increased 41 percent, or $248 million, to $855 million, driven by a 20 percent year-over-year increase in the daily average S&P 500 Index, higher hedge fund performance fees, and net inflows in Asset Management and advisor-managed wrap accounts.

Distribution fees increased 17 percent, or $57 million, to $391 million, primarily reflecting equity market appreciation in the quarter and increased per advisor productivity.

Net investment income was $535 million, an increase of $567 million from a loss a year ago.  Excluding net realized gains in the fourth quarter of 2009 and net realized losses in the year-ago period, core net investment income/(loss) increased 33 percent, or $129 million, to $517 million, primarily driven by net inflows in fixed annuities and higher yields on longer-term fixed income investments in the company’s investment portfolio.

Premiums increased 6 percent, or $16 million, to $287 million, primarily due to growth in auto and home premiums as the business increased sales through Ameriprise advisors and direct channels.

Other revenues increased 13 percent, or $27 million, to $229 million.  In the 2009 quarter, other revenues included $43 million from consolidated managed property funds, which was entirely offset by related expenses and net income attributable to noncontrolling interests.  The fourth quarter of 2008 included $36 million in proceeds from the sale of certain operating assets and $19 million from the repurchase of a portion of the company’s junior subordinated securities.  Business growth was primarily driven by increased variable annuity rider fees.

Banking and deposit interest expense declined 40 percent, or $19 million, to $28 million, primarily due to lower crediting rates on certificates and deposit products.

Expenses

Total expenses declined 3 percent, or $68 million, to $1.9 billion, compared to a year ago.  The fourth quarter of 2008 included $419 million in additional expenses, primarily as a result of the market dislocation.  Fourth quarter 2009 total expenses reflected business growth, the impact of acquisitions, increased performance-based compensation and investments in the business, partially offset by re-engineering benefits and cost controls.

Distribution expenses increased 22 percent, or $91 million, to $504 million, reflecting equity market appreciation and improved advisor productivity.

Interest credited to fixed accounts increased 13 percent, or $26 million, to $229 million, reflecting higher annuity fixed account balances and higher average crediting rates compared to a year ago.

Benefits, claims, losses and settlement expenses increased 5 percent, or $18 million, to $349 million.  Core benefits, claims, losses and settlement expenses increased 12 percent, or $38 million, to $344 million, primarily driven by updated valuation assumptions for insurance claim reserves and higher auto and home loss costs from increased business volumes and weather-related losses.

Amortization of DAC declined 70 percent, or $275 million, to $120 million.  The 2008 quarter included $315 million in amortization from lower equity market levels, primarily from unlocking equity market assumptions.  Core amortization of DAC was $124 million, an increase of $44 million compared to a year ago, primarily driven by higher expected profits from the annuities business.

General and administrative expense increased 11 percent, or $72 million, to $708 million.  Higher expenses in the fourth quarter of 2009 were primarily driven by hedge fund performance compensation and the year-over-year increase in the company’s performance compensation pool, primarily due to the reversal of prior accruals in the 2008 quarter from the unexpected downturn in profitability.  In addition, the fourth quarter of 2009 included higher legal expenses and a full three months of expenses from entities acquired in November 2008.  The year-ago quarter included a restructuring charge.  Adjusting for these items, the company achieved its 10 percent expense reduction target for the full year.

Taxes

The effective tax rate on net income, including net income (loss) attributable to noncontrolling interest, was 17.1 percent for the fourth quarter of 2009 and 19.9 percent for the full year.  The company expects the effective tax rate to increase in 2010 to approximately 28 to 30 percent due to higher expected pretax earnings.

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Segment Results to Core Segment Results

	Quarter Ended December 31, 2009				Quarter Ended December 31, 2008
(in millions, unaudited)	GAAP Earnings	Adjustments		Core Operating Earnings	GAAP Earnings	Adjustments		Core Operating Earnings
Advice & Wealth Management
Net revenues	$873	$2	(1)	$875	$578	$194	(5)	$772
Expenses	855	(15	)(2)	840	765	(12	)(6)	753
Pretax income (loss)	$18	$17		$35	$(187)	$206		$19

Asset Management
Net revenues	$505	$—		$505	$265	$(1	)(5)	$264
Expenses	398	(7	)(2)	391	293	(5	)(6)	288
Pre-tax income (loss)	107	7		114	(28)	4		(24)
Less: Net income (loss) attributable to noncontrolling interests	37	—		37	(30)	—		(30)
Pre-tax income attributable to Ameriprise Financial	$70	$7		$77	$2	$4		$6

Annuities
Net revenues	$620	$(16	)(1)	$604	$310	$169	(5)	$479
Expenses	463	(2	)(3)	461	682	(291	)(3)	391
Pre-tax income (loss)	$157	$(14)		$143	$(372)	$460		$88

Protection
Net revenues	$528	$(13	)(1)	$515	$450	$44	(5)	$494
Expenses	399	1	(4)	400	417	(49	)(4)	368
Pre-tax income	$129	$(14)		$115	$33	$93		$126

Corporate & Other
Net revenues	$(11)	$9	(1)	$(2)	$(15)	$14	(5)	$(1)
Expenses	69	—		69	102	(62	)(6)	40
Pre-tax loss	$(80)	$9		$(71)	$(117)	$76		$(41)

(1)                         Includes net realized gains and losses on available-for-sale securities and an increase in reserves on commercial mortgage loans.

(2)                         Includes integration charges.

(3)                         Includes the impact on DAC and DSIC amortization from market performance and the market impact on variable annuity living and death benefit costs, net of hedges.

(4)                         Includes the market impact on DAC amortization from market performance.

(5)                         Includes net realized gains and losses on available-for-sale securities, an increase in reserves on bank loans and the fair value adjustment on low income housing investments.

(6)                         Includes integration and restructuring charges.

Fourth Quarter 2009 Segment Financial Highlights

Advice & Wealth Management reported pretax income of $18 million for the quarter compared to a pretax loss of $187 million for the fourth quarter of 2008. Segment core operating earnings were $35 million in the fourth quarter of 2009, up $16 million compared to the year-ago period.

Excluding realized gains/(losses), core net revenues increased 13 percent, or $103 million, driven by market appreciation and net inflows in advisor wrap accounts and other products, partially offset by the impact of the year-over-year decline in short-term interest rates. Excluding integration costs, core expenses increased 12 percent as a result of higher distribution expenses and higher performance compensation accruals.

Asset Management reported pretax income of $70 million for the quarter, compared to $2 million for the fourth quarter of 2008.  Excluding integration charges, segment core operating earnings were $77 million in the fourth quarter of 2009, up $71 million from the year-ago period.

Net revenues grew 58 percent, or $170 million, excluding the impact of consolidation of managed property funds on revenues in both periods.  Growth was driven by market appreciation and net inflows in both domestic and international businesses, as well as higher hedge fund performance fees.  In addition, the fourth quarter of 2008 included $36 million in revenue from the sale of certain operating assets as part of the company’s re-engineering efforts.  Excluding integration costs, core expenses increased 36 percent, or $103 million, driven by higher performance based compensation, higher distribution expenses and additional operating costs related to acquisitions.

Annuities reported pretax income of $157 million for the quarter, compared to a pretax loss of $372 million for the fourth quarter of 2008.  Segment core operating earnings were $143 million in the fourth quarter of 2009, up $55 million from the year-ago period.

Excluding realized gains/(losses), core net revenues grew 26 percent or $125 million, driven by market appreciation, net inflows and higher investment yields.  Excluding market-driven impacts to DAC, DSIC and variable annuity benefits, core expenses grew 18 percent, or $70 million, primarily due to increased DAC amortization driven by higher expected profits and increased interest credited expense from growth in fixed annuities.

Protection reported pretax income of $129 million for the quarter compared to $33 million for the fourth quarter of 2008.  Segment core operating earnings were $115 million in the fourth quarter of 2009, down $11 million compared to the year-ago period, primarily due to a $14 million pretax charge related to updated valuation assumptions for insurance claim reserves.

Excluding net investment gains/(losses), core net revenues grew 4 percent, or $21 million, primarily reflecting higher investment income and premium growth in auto and home.  Core expenses increased 9 percent, or $32 million, reflecting higher benefits expense driven by the updated valuation assumptions for insurance claim reserves, higher auto and home loss costs from increased business volumes and weather related losses, and higher DAC amortization.

Corporate & Other reported a pretax loss of $80 million for the quarter.  The quarter included $19 million in general and administrative expenses related to the final settlement of a client dispute.

Contacts

Investor Relations:	Media Relations:
Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

Ben Pratt
Ameriprise Financial
612.678.5881
benjamin.j.pratt@ampf.com

Ameriprise Financial, Inc. is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent. For more information, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  the statement of belief in this news release that the company is expected to deploy $1 billion of excess capital to acquire the long-term asset management business of Columbia Management;

•                  the statement of belief in this news release that the transaction with Columbia Management is expected to be completed in the spring of 2010 and that related operational and financial expectations are on track;

•                  the statement of belief in this news release that the company expects its 2010 full-year effective tax rate will be approximately 28 to 30 percent;

•                  the statement of management’s confidence in trends in client activity and advisor productivity metrics;

•                  the statement of belief in this news release that the company expects higher profits in the annuities business;

•                  statements of the company’s plans, intentions, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention, financial advisor retention, recruiting and enrollments, general and administrative costs, consolidated tax rate and excess capital position;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  changes in the valuations, liquidity and volatility in the interest rate, credit default, equity market, and foreign exchange environments;

•                  changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation;

•                  investment management performance and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or affiliated advisor misconduct, legal or regulatory actions, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to complete the acquisition opportunities the company negotiates (including the transaction with Columbia Management);

•                  the company’s ability to realize the financial, operating and business fundamental benefits or to obtain regulatory approvals regarding integrations we plan for the acquisitions we have completed or have contracted to complete, as well as the amount and timing of integration expenses;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  changes in the capital markets and competitive environments induced or resulting from the partial or total ownership or other support by central governments of certain financial services firms or financial assets; and

•                  general economic and political factors, including consumer confidence in the economy, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly-held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion included as Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2008 at ir.ameriprise.com/phoenix.zhtml?c=191716&p=irol-forwardLookingStatement.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Annual Report on Form 10-K for the year ended December 31, 2009. For information about Ameriprise Financial entities, please refer to the Fourth Quarter 2009 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

TABLES

Ameriprise Financial, Inc.
Full Year Summary

			%	Per Diluted Share			%
(in millions, except per share amounts, unaudited)	2009	2008	Change	2009	2008		Change
Net income (loss) attributable to Ameriprise Financial	$722	$(38)	NM	$2.95	$(0.17	)(2)	NM
Add: After-tax impacts:(1)
Investment (gains)/losses	(34)	520	NM	(0.14)	2.31		NM
Restructuring and integration charges	64	51	25%	0.26	0.23		13%
Other market impacts:
DAC and DSIC (benefits)/charges [mean reversion]	(20)	218	NM	(0.08)	0.97		NM
Variable annuity guarantees, net of DAC and DSIC	22	50	(56)	0.09	0.22		(59)
RiverSource 2a-7 money market funds support costs	7	57	(88)	0.03	0.25		(88)
Expenses related to unaffiliated money market funds	—	31	NM	—	0.14		NM
Debt retirement costs	8	—	NM	0.04	—		NM
Core operating earnings, after-tax	$769	$889	(13)%	$3.15	$3.95		(20)%

Core operating earnings per diluted share, after-tax, excluding 36 million shares issued to pre-fund the company’s acquisition				$3.42

Weighted average common shares outstanding:
Basic	242.2	222.3
Diluted	244.4	224.9

NM               Not Meaningful

(1)                         For this non-GAAP presentation, after-tax is calculated using the statutory tax rate of 35%.

(2)                         Diluted shares used in this calculation represent basic shares due to the net loss. Using actual diluted shares would result in anti-dilution.

Ameriprise Financial, Inc.

Consolidated Income Statements

	Year Ended December 31,		%
(in millions, unaudited)	2009	2008	Change
Revenues
Management and financial advice fees	$2,704	$2,899	(7)%
Distribution fees	1,420	1,565	(9)
Net investment income	2,002	817	NM
Premiums	1,098	1,048	5
Other revenues	722	766	(6)
Total revenues	7,946	7,095	12
Banking and deposit interest expense	141	179	(21)
Total net revenues	7,805	6,916	13

Expenses
Distribution expenses	1,782	1,912	(7)
Interest credited to fixed accounts	903	790	14
Benefits, claims, losses and settlement expenses	1,342	1,125	19
Amortization of deferred acquisition costs	217	933	(77)
Interest and debt expense	127	109	17
General and administrative expense	2,514	2,472	2
Total expenses	6,885	7,341	(6)%
Pretax income (loss)	920	(425)	NM
Income tax provision (benefit)	183	(333)	NM

Net income (loss)	737	(92)	NM
Less: Net income (loss) attributable to noncontrolling interest	15	(54)	NM
Net income (loss) attributable to Ameriprise Financial	$722	$(38)	NM

NM               Not Meaningful

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Income Statement to Core Operating Earnings

	Quarter Ended December 31, 2009				Quarter Ended December 31, 2008
(in millions, unaudited)	GAAP Earnings	Adjustments		Core Operating Earnings	GAAP Earnings	Adjustments		Core Operating Earnings
Revenues
Management and financial advice fees	$855	$—		$855	$607	$—		$607
Distribution fees	391	—		391	334	—		334
Net investment income (loss)	535	(18	)(1)	517	(32)	420	(5)	388
Premiums	287	—		287	271	—		271
Other revenues	229	—		229	202	—		202
Total revenues	2,297	(18)		2,279	1,382	420		1,802
Banking and deposit interest expense	28	—		28	47	—		47
Total net revenues	2,269	(18)		2,251	1,335	420		1,755

Expenses
Distribution expenses	504	—		504	413	—		413
Interest credited to fixed accounts	229	—		229	203	—		203
Benefits, claims, losses and settlement expenses	349	(5)	(2)	344	331	(25	)(2)	306
Amortization of deferred acquisition costs	120	4	(3)	124	395	(315	)(3)	80
Interest and debt expense	28	—		28	28	—		28
General and administrative expense	708	(22	)(4)	686	636	(79	)(6)	557
Total expenses	1,938	(23)		1,915	2,006	(419)		1,587
Pretax income (loss)	331	5		336	(671)	839		168
Income tax provision (benefit)	57	2	(7)	59	(272)	294	(7)	22

Net income (loss)	274	3		277	(399)	545		146
Less: Net income (loss) attributable to noncontrolling interest	37	—		37	(30)	—		(30)
Net income (loss) attributable to Ameriprise Financial	$237	$3		$240	$(369)	$545		$176

(1)                         Includes net realized gains and losses on available-for-sale securities and an increase in reserves on commercial mortgage loans.

(2)                         Includes the market impact on variable annuity living and death benefits and DSIC amortization, net of hedges.

(3)                         Includes the impact on DAC amortization from market performance and variable annuity living benefit costs, net of hedges.

(4)                         Includes integration charges.

(5)                         Includes net realized gains and losses on available-for-sale securities, an increase in reserves on bank loans and the fair value adjustment on low income housing investments.

(6)                         Includes integration and restructuring charges.

(7)                         Reflects tax at the statutory rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: GAAP Income Statement to Core Operating Earnings

	Year Ended December 31, 2009				Year Ended December 31, 2008
(in millions, unaudited)	GAAP Earnings	Adjustments		Core Operating Earnings	GAAP Earnings	Adjustments		Core Operating Earnings
Revenues
Management and financial advice fees	$2,704	$—		$2,704	$2,899	$—		$2,899
Distribution fees	1,420	—		1,420	1,565	12	(6)	1,577
Net investment income	2,002	(53	)(1)	1,949	817	804	(7)	1,621
Premiums	1,098	—		1,098	1,048	—		1,048
Other revenues	722	—		722	766	—		766
Total revenues	7,946	(53)		7,893	7,095	816		7,911
Banking and deposit interest expense	141	—		141	179	—		179
Total net revenues	7,805	(53)		7,752	6,916	816		7,732

Expenses
Distribution expenses	1,782	—		1,782	1,912	—		1,912
Interest credited to fixed accounts	903	—		903	790	—		790
Benefits, claims, losses and settlement expenses	1,342	(144	)(2)	1,198	1,125	(14	)(2)	1,111
Amortization of deferred acquisition costs	217	139	(3)	356	933	(404	)(3)	529
Interest and debt expense	127	(13	)(4)	114	109	—		109
General and administrative expense	2,514	(108	)(5)	2,406	2,472	(192	)(8)	2,280
Total expenses	6,885	(126)		6,759	7,341	(610)		6,731
Pretax income (loss)	920	73		993	(425)	1,426		1,001
Income tax provision (benefit)	183	26	(9)	209	(333)	499	(9)	166

Net income (loss)	737	47		784	(92)	927		835
Less: Net income (loss) attributable to noncontrolling interest	15	—		15	(54)	—		(54)
Net income (loss) attributable to Ameriprise Financial	$722	$47		$769	$(38)	$927		$889

(1)                         Includes net realized gains and losses on available-for-sale securities and an increase in reserves on commercial mortgage loans.

(2)                         Includes the market impact on variable annuity living and death benefits and DSIC amortization, net of hedges.

(3)                         Includes the impact on DAC amortization from market performance and variable annuity living benefit costs, net of hedges.

(4)                         Includes costs related to the early retirement of $450 million of the company’s notes due 2010.

(5)                         Includes integration charges and support costs related to RiverSource 2a-7 money market funds.

(6)                         Includes write-off of distribution revenue receivable from unaffiliated money market funds.

(7)                         Includes net realized gains and losses on available-for-sale securities, an increase in reserves on bank loans, the fair value adjustment on low income housing investments and realized losses related to other securities.

(8)                         Includes integration and restructuring charges and support costs related to RiverSource 2a-7 money market funds and unaffiliated money market funds.

(9)                         Reflects tax at the statutory rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Debt to Total Capital

December 31, 2009

(in millions, unaudited)	GAAP Measure	Non-recourse Debt	Debt Less Non-recourse Debt	Impact of 75% Equity Credit(1)	Debt Less Non-recourse with Equity Credit(1)
Debt	$2,249	$387	$1,862	$242	$1,620
Total Capital	$11,522	$387	$11,135		$11,135
Debt to Total Capital	19.5%		16.7%		14.5%

(1)                         The company’s junior subordinated notes receive an equity credit of at least 75% by the majority of the rating agencies.

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